UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2010
RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Market Street, Suite 2900, St. Louis, MO	63101

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 877-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 4, 2010, Ralcorp Holdings, Inc. (“Ralcorp”), and certain of its subsidiaries, amended their trade receivables securitization program which provides a source of liquidity for Ralcorp. Under this program, Ralcorp and certain of its subsidiaries (collectively, the “Originators”) sell their customer trade receivables (the “Receivables”), on a revolving basis, to Ralcorp Receivables Corporation, a subsidiary of Ralcorp and a bankruptcy-remote special purpose entity (the “SPE”). The SPE then sells interests in the receivables to funding sources referred to below, which will acquire such interests through cash advances.
The Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among the SPE, Ralcorp, the “Commercial Paper Conduits” party thereto, the “Committed Purchasers” party thereto, the “Funding Agents” party thereto, and JPMorgan Chase Bank, N.A., as agent (the “Agent”) (the “Purchase Agreement”) is attached hereto as Exhibit 10.1, and the Amended Restated Receivables Sale Agreement, dated as of November 4, 2010, by and among the Originators and the SPE (the “Sale Agreement” and, together with the Purchase Agreement, the “Agreements”) is attached hereto as Exhibit 10.2.
The Agreements include Post Foods, LLC, Cottage Bakery, Inc., and Harvest Manor Farms, LLC as new Originators under the program, extend the facility termination date to May 4, 2012, subject to extensions thereafter with the approval of the funding sources, and increase the maximum amount that may be advanced by the funding sources from $75 million to $135 million.
The Originators and the SPE provide customary representations and covenants under the Agreements. Receivables in the program are subject to customary criteria, limits and reserves. The Purchase Agreement provides for certain Amortization Events, as defined therein, upon the occurrence of which the Agent or the Funding Agents may terminate further purchases of undivided interests in the Receivables and impose default fees. Neither the Originators nor the SPE will guarantee collectibility of the Receivables or the creditworthiness of obligors thereunder. However, Ralcorp will provide a guaranty of performance in respect of the obligations of the Originators under the program, including obligations of the Originators in respect of Receivables which do not comply with the requirements and representations under the program.
The SPE pays CP Costs or Yield (each as defined in the Purchase Agreement) with respect to amounts advanced under the program. The calculation of CP Costs and Yield will vary based on the funding alternatives and may be based on LIBOR rates or commercial paper rates, among other alternatives. The SPE paid an upfront fee equal to 0.10% of the commitments of the funding sources at closing and will pay certain additional fees to the funding sources based on the amounts advanced under the program.
The descriptions of the terms of the Purchase Agreement and the Sale Agreement set forth above are only summaries of certain of the material terms thereof, and such descriptions are qualified in their entirety by reference to the forms of such documents, which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.
From time to time in the ordinary course of their respective businesses, the Agent and certain of the Committed Purchasers and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with Ralcorp and its affiliates, including as lenders or participants in Ralcorp’s credit facilities, for which they have received or will receive customary fees and commissions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
10.1
Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among Ralcorp Holdings, Inc., Ralcorp Receivables Corporation, the Commercial Paper Conduits party thereto, the Committed Purchasers party thereto, the Funding Agents party thereto, and JPMorgan Chase Bank, N.A., as agent.

10.2	Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Originators party thereto and Ralcorp Receivables Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ralcorp Holdings, Inc. (Registrant)
By:	/s/ T.G. Granneman
T.G. Granneman
Corporate Vice President and Chief Accounting Officer

Date: November 9, 2010

Exhibit Index

Number	Description
10.1
Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among Ralcorp Holdings, Inc., Ralcorp Receivables Corporation, the Commercial Paper Conduits party thereto, the Committed Purchasers party thereto, the Funding Agents party thereto, and JPMorgan Chase Bank, N.A., as agent.

10.2	Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Originators party thereto and Ralcorp Receivables Corporation.